                                                                    Exhibit 99.3

PENN CORPORATION COMPREHENSIVE
SECURITY PROGRAM

FINANCIAL STATEMENTS FOR THE YEARS
ENDED DECEMBER 31, 1995 AND 1994 AND
INDEPENDENT AUDITORS' REPORT

PENN CORPORATION COMPREHENSIVE SECURITY PROGRAM

TABLE OF CONTENTS
- --------------------------------------------------------------------------------


                                                                            PAGE
INDEPENDENT AUDITORS' REPORT                                                  1

FINANCIAL STATEMENTS:

  Statements of Net Assets Available for Benefits -
    December 31, 1995 and 1994                                                2

  Statements of Changes in Net Assets Available for Benefits -
    Years Ended December 31, 1995 and 1994                                    3

  Notes to Financial Statements                                              4-11

ALL FUNDS OF THE PLAN ARE HELD IN A MASTER TRUST. AS A
  RESULT, SUPPLEMENTAL SCHEDULES ARE OMITTED BECAUSE THEY ARE
  INAPPLICABLE UNDER THE DEPARTMENT OF LABOR'S RULES AND
  REGULATIONS.

INDEPENDENT AUDITORS' REPORT


Benefit Plans Administration Committee
  Penn Corporation:

We have audited the accompanying statements of net assets available for benefits of Penn Corporation Comprehensive Security Program (the "Plan") as of December 31, 1995 and 1994, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 1995 and 1994, and the changes in net assets available for benefits for the years then ended in conformity with generally accepted accounting principles.





April 26, 1996

PENN CORPORATION COMPREHENSIVE SECURITY PROGRAM

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 1995 AND 1994
- --------------------------------------------------------------------------------



                                                                                            1995          1994

ASSETS:
  Investments in Western Publishing Group, Inc. Master Retirement Trust pooled investment accounts (Notes 3 and 4):
        Investment funds                                                                 $  830,563    $  423,031
        Guaranteed investment contracts                                                   1,392,359     2,925,750
        Parent company stock                                                                 31,405        64,609
        Loans receivable from participants                                                   81,580        85,668
        Accrued income receivable                                                             7,845        13,524
Contributions receivable:
  Employer                                                                                  117,741       151,552
  Participants                                                                               19,980        21,184
                                                                                         ----------    ----------
     Total assets                                                                         2,481,473     3,685,318
                                                                                         ----------    ----------
LIABILITIES:
  Payable to third parties                                                                    2,795         4,573
                                                                                         ----------    ----------
NET ASSETS AVAILABLE FOR BENEFITS                                                        $2,478,678    $3,680,745
                                                                                         ----------    ----------
                                                                                         ----------    ----------

See notes to financial statements.

PENN CORPORATION COMPREHENSIVE SECURITY PROGRAM

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEARS ENDED DECEMBER 31, 1995 AND 1994
- --------------------------------------------------------------------------------


                                                                                            1995          1994

Investment income -- Increase in equity of allocable portion of Western Publishing
  Group, Inc. Master Retirement Trust pooled investment accounts (Notes 3 and 7):
     Interest                                                                            $  105,874    $  158,146
     Dividends                                                                               19,846        49,714
  Appreciation (depreciation) on pooled investment accounts                                  68,958      (137,350)
Contributions:
  Employer                                                                                  114,127       150,521
  Participants                                                                              277,117       482,664
                                                                                         ----------    ----------
     Total additions                                                                        585,922       703,695
                                                                                         ----------    ----------
Payments to or on behalf of participants                                                  1,781,738       651,549
Administrative expenses                                                                       6,251        10,724
                                                                                         ----------    ----------
     Total deductions                                                                     1,787,989       662,273
                                                                                         ----------    ----------
     Net (decrease) increase                                                             (1,202,067)       41,422

Net assets available for benefits:
  Beginning of year                                                                       3,680,745     3,639,323
                                                                                         ----------    ----------
  End of year                                                                            $2,478,678    $3,680,745
                                                                                         ----------    ----------
                                                                                         ----------    ----------


See notes to financial statements.

PENN CORPORATION COMPREHENSIVE SECURITY PROGRAM

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1995 AND 1994
- --------------------------------------------------------------------------------

1.    THE PLAN

      Penn Corporation Comprehensive Security Program (the "Plan") is a contributory defined contribution plan offered to certain employees of Penn Corporation (the "Company"), a wholly-owned subsidiary of Western Publishing Group, Inc., and eligible employees of any other United States corporation that is a member of the controlled group of corporations of which Penn Corporation is a member, which adopts the Plan, with the consent of the Company, who meet certain eligibility requirements. The Plan became effective on January 1, 1987 and conforms with the requirements of the Employee Retirement Income Security Act of 1974 ("ERISA").

      An employee becomes a participant of the Plan on specified quarterly entry dates after meeting the following requirements:

        a. Is a salaried employee or a member of a group or class of employees to which the Plan has been extended by the Board of Directors of the employer; and

        b. Is not a member of a collective bargaining unit of employees represented by a collective bargaining representative, except to the extent that an agreement between the participating company ("employer") and such representative extends the Plan to such unit of employees; and

        c. Has completed six months of continuous employment (as defined in the Plan).

      Participants, by means of authorized payroll deductions, may elect to make contributions to the Plan in amounts based on a percentage of compensation, as defined in the Plan. A participating employee's total contribution ("income deferral" and "voluntary participant") is limited to 16% of compensation. Income deferral contributions were limited to $9,240 for 1995 and 1994 in accordance with the Internal Revenue Code ("Code").

      The Company contributes to the Plan an amount equal to 3% of the aggregate compensation of participants entitled to share in the contribution for that year. Employer contributions are reduced by any forfeitures to be credited for the applicable period. Forfeitures for 1995 and 1994 totaled $11,714 and $21,058, respectively. The employers' contributions are always invested in the Interest Accumulation Fund.

PENN CORPORATION COMPREHENSIVE SECURITY PROGRAM

- --------------------------------------------------------------------------------


      Amounts credited to a participant's account are designated as "Plan Credits." Contributions made by, or on behalf of, a participant, are invested (in proportions designated by the participant) in one or more of the following funds:

                                                         NUMBER OF PARTICIPANTS
                                                          INVESTED IN FUND AT
                FUND TYPE                                  DECEMBER 31, 1995
         Conservative Equity Fund                                   49
         Aggressive Equity Fund                                     50
         Interest Accumulation Fund                                149
         Parent Company Stock Fund                                  29

      Interest, dividends and net realized and unrealized gains and losses on Plan investments are allocated to participants' accounts based on their proportionate share of the applicable fund's assets.

      If a participant's employment terminates for any reason other than retirement, disability or death, the participant is entitled to receive Plan Credits resulting from employer contributions which are then vested according to the following schedule:

                                                              VESTED PERCENTAGE
          YEARS OF CONTINUOUS                                     OF EMPLOYER
             EMPLOYMENT                                      CONTRIBUTION ACCOUNT
           Less than 1                                                 0
           1 but less than 2                                          25
           2 but less than 3                                          50
           3 but less than 4                                          75
           4 or more                                                 100


      Balances in a participant's income deferral contribution account and voluntary participant account are fully vested at all times.

      In the event of a participant's retirement, disability or death, Plan Credits not previously vested, become fully vested and are not subject to forfeiture, and all Plan Credits become immediately distributable in the manner described below.

PENN CORPORATION COMPREHENSIVE SECURITY PROGRAM

- --------------------------------------------------------------------------------


      When a participant's employment terminates for any reason, all vested Plan Credits of the participant may be distributed to the participant or, in the event of death, to the beneficiary by one or both of the following methods:

        a.  By a lump-sum distribution of any or all Plan Credits.

        b. By applying the cash equivalent of any or all such Plan Credits towards the purchase of an annuity contract, subject to certain requirements as defined in the Plan.

      A participant may elect to defer distribution of vested Plan Credits until age 70-1/2.

      No more often than once per quarter, a participant may elect to withdraw all or any portion of the net credit balance in the voluntary participant contribution account or rollover account. In addition, participants may borrow, up to certain limits, against their account balance. The loan must be repaid over a period not to exceed 60 months unless the proceeds were used for the purchase of a primary residence in which case it must be repaid within 360 months. Generally, loan repayments are made by payroll deduction.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Basis of Accounting - The accompanying financial statements have been prepared on the accrual basis of accounting.

      Investments - The Plan participates in investment accounts under the Western Publishing Group, Inc. Master Retirement Trust (the "Master Trust"). Investment income, realized gains and losses on investment transactions, expenses and investment appreciation or depreciation on assets held in the Master Trust are allocated monthly to each fund under the Plan based on its proportionate share of Master Trust assets. Plan participation in the Master Trust is adjusted monthly for withdrawals for benefit payments to Plan participants and annually for employer contributions made to the Plan.

      Valuation of Investments - Investments in the Master Trust pooled investment accounts and parent company stock are valued at fair value. Investments in guaranteed investment contracts are valued at contract value. Contract value represents contributions made under the contract plus interest at the contract rate, less funds used to purchase annuities and pay administrative expenses.

      Expenses - Plan expenses, such as trustee and accounting fees, are chargeable to the Plan. During 1995 and 1994, $6,251 and $10,724, respectively, of such expenses were paid by the Plan.

PENN CORPORATION COMPREHENSIVE SECURITY PROGRAM

- --------------------------------------------------------------------------------


      Benefits Payable - Net assets available for benefits included benefits of $88,587 and $1,476,859 due to participants who have withdrawn from participation in the Plan as of December 31, 1995 and 1994, respectively.

3.    INVESTMENTS IN MASTER TRUST

      Investments in the Master Trust at December 31, 1995 and 1994 were as follows:


                                                                                            1995          1994
                                                                                          (Dollars in Thousands)

Guaranteed investment contracts                                                           $ 61,459      $ 77,725
Pooled investment funds                                                                     44,157        26,821
Common stock                                                                                 1,021         1,610
Participant loans                                                                            3,368         3,855
                                                                                          --------      --------
Total investments                                                                         $110,005      $110,011
                                                                                          --------      --------
                                                                                          --------      --------


      The net investment gain of the Master Trust for the years ended December 31, 1995 and 1994 was as follows:


                                                                                            1995          1994
                                                                                          (Dollars in Thousands)

Interest and Dividends                                                                    $  5,476      $  6,129
Appreciation (depreciation) in fair value of investments                                     5,851        (4,024)
Administrative expenses                                                                       (405)         (453)
                                                                                          --------      --------
Net investment gain                                                                       $ 1O,922      $  1,652
                                                                                          --------      --------
                                                                                          --------      --------




      The Plan's interest in the Master Trust as a percentage of net assets of the Master Trust was approximately 2% and 3% at December 31, 1995 and 1994, respectively.

PENN CORPORATION COMPREHENSIVE SECURITY PROGRAM

- --------------------------------------------------------------------------------


4.    INVESTMENTS

      Investments in pooled investment funds at December 31, 1995 and 1994 were as follows:


                                                                              1995                     1994
                                                                      ---------------------    ---------------------
                                                                       Units     Fair Value     Units     Fair Value

Conservative Equity Fund (Evergreen Total Return Fund)                  9,252     $184,300      11,703     $199,306
Aggressive Equity Fund (Evergreen Fund)                                17,132      271,198      18,368      220,963
Bankers Trust Pyramid Directed Account Cash Fund                      375,065      375,O65       2,762        2,762
                                                                                 ----------               ----------
                                                                                  $830,563                 $423,031
                                                                                 ----------               ----------
                                                                                 ----------               ----------


      Investments in guaranteed investment contracts at December 31, 1995 and 1994 were as follows:


                                                                                            1995          1994

Principal Mutual Life Insurance Company Contract #GA4-6187-3                             $  285,613    $  608,537
John Hancock Mutual Life Insurance Company Contract #GAC-7313-2                                           794,214
New York Life Insurance Company Contract #GA-06701-2-3                                                    211,465
Allstate Life Insurance Company Group Annuity Contract #GA-5343-3                                         181,860
New York Life Insurance Company Contract #GA-06701-3                                         90,145       190,114
Metropolitan Life Insurance Company Contract #GA-13981-269                                  485,141       412,737
Metropolitan Life Insurance Company Contract #GA-13823-269                                   40,443       140,382
Hartford Life Insurance Company Contract #GA-10145-AZ                                       183,196       386,441
Continental Assurance Company Contract #GP-13137-026                                        216,837
New York Life Insurance Company Contract #GA-06701-3-3                                       90,984
                                                                                         ----------    ----------
                                                                                         $1,392,359    $2,925,750
                                                                                         ----------    ----------
                                                                                         ----------    ----------

PENN CORPORATION COMPREHENSIVE SECURITY PROGRAM

- --------------------------------------------------------------------------------


      Investments in Parent Company Stock at December 31, 1995 and 1994 were as follows:


                                                                              1995                     1994
                                                                      ---------------------    ---------------------
                                                                      Shares     Fair Value    Shares     Fair Value

Western Publishing Group Inc. Common Stock                              3,988     $ 31,405       6,801     $ 64,609
                                                                                 ----------               ----------
                                                                                 ----------               ----------

Transactions in the Common Stock of Western Publishing Group, Inc. were as follows:

                                                                             1995                   1994
                                                                      -------------------    -------------------
                                                                      Shares      Amount     Shares      Amount

Aggregate purchases                                                     2,437    $ 25,151      1,510    $ 17,997
                                                                                 --------               --------
                                                                                 --------               --------
Aggregate sales                                                         5,250    $ 46,075      3,297    $ 52,502
                                                                                 --------               --------
                                                                                 --------               --------

5.    INTERNAL REVENUE SERVICE STATUS

      The Internal Revenue Service has determined and informed the Company by a letter dated June 20, 1995, that the Plan is qualified and the trust established under the Plan is tax-exempt, under the appropriate sections of the Code. The Plan has been amended since receiving the determination letter. However, the plan administrator believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the Code. Therefore, the plan administrator believes that the Plan was qualified and the related trust was tax-exempt as of the financial statement date.

6.    TERMINATION OF THE PLAN

      In the event that the Plan is terminated at some future time, each participant's account will become fully vested and will be distributed in accordance with provisions of the Plan.

PENN CORPORATION COMPREHENSIVE SECURITY PROGRAM

- --------------------------------------------------------------------------------

7.    CHANGES IN NET ASSETS BY FUND:

      Plan participants have the ability to self-direct employee contributions into any of the funds described in Note 1. Net assets at December 31, 1995 and the changes in net assets available for benefits for the year then ended were as follows:

                                                                            Interest
                         Conservative     Aggressive    Parent Company    Accumulation
                         Equity Fund     Equity Fund      Stock Fund          Fund        Loan Fund        Total

Investment income:
  Interest                               $       58        $    416       $     99,852    $    5,548    $   105,874
  Dividends               $    9,717         10,129                                                            19,846
  Appreciation
     (depreciation) on
     pooled investment
     accounts                 25,845         55,393         (12,280)                                         68,958
                         ------------    -----------    --------------    ------------    ----------    -----------
     Total investment
       income (loss)          35,562         65,580         (11,864)            99,852         5,548        194,678
Contributions:
  Employer                                                                     114,127                      114,127
  Participants                44,220         48,126          14,684            170,087                      277,117
Transfers of assets
  (to) from other
  funds                       (3,407)        12,270             393             (8,777)         (479)
                         ------------    -----------    --------------    ------------    ----------    -----------
     Total additions          76,375        125,976           3,213            375,289         5,069        585,922
                         ------------    -----------    --------------    ------------    ----------    -----------
Payments to or on
  behalf of
  participants                90,035         73,876          25,188          1,583,565         9,074      1,781,738
Administrative
  expenses                       275            401             245              5,330                        6,251
                         ------------    -----------    --------------    ------------    ----------    -----------
     Total deductions         90,310          74,277             25,433     1,588,895          9,074      1,787,989
                         ------------    -----------    --------------    ------------    ----------    -----------
     Net (decrease)
       increase              (13,935)        51,699         (22,220)        (1,213,606)       (4,005)    (1,202,067)
Net assets available
  for benefits:
  Beginning of year          203,052        223,941          69,332          3,102,367        82,053      3,680,745
                         ------------    -----------    --------------    ------------    ----------    -----------
  End of year             $  189,117     $  275,640        $ 47,112       $  1,888,761    $   78,048    $ 2,478,678
                         ------------    -----------    --------------    ------------    ----------    -----------
                         ------------    -----------    --------------    ------------    ----------    -----------

PENN CORPORATION COMPREHENSIVE SECURITY PROGRAM

NOTES TO FINANCIAL STATEMENTS (CONCLUDED)
- --------------------------------------------------------------------------------

      Plan participants have the ability to self-direct employee contributions into any of the funds described in Note 1. Net assets at December 31, 1994 and the changes in net assets available for benefits for the year then ended were as follows:


                                                                            Interest
                         Conservative     Aggressive    Parent Company    Accumulation
                         Equity Fund     Equity Fund      Stock Fund          Fund        Loan Fund        Total

Investment income:
  Interest                $       19       $     21     $       120         $  152,846  $      5,140     $  158,146
  Dividends                   15,241         34,473                                                          49,714
  Depreciation on
     pooled investment
     accounts                (27,193)       (32,968 )       (77,189)                                       (137,350)
                         ------------    -----------    --------------    ------------    ----------    -----------
     Total investment
       income (loss)         (11,933)         1,526         (77,069)           152,846         5,140         70,510
Contributions:
  Employer                                                                     150,521                      150,521
  Participants                87,608         82,244          35,450            277,362                      482,664
Transfers of assets
  (to) from other
  funds                       (9,455)        (2,613 )       (34,623)            37,003         9,688
                         ------------    -----------    --------------    ------------    ----------    -----------
     Total additions          66,220         81,157         (76,242)           617,732        14,828        703,695
                         ------------    -----------    --------------    ------------    ----------    -----------

Payment to or on
  behalf of
  participants                43,030         32,075          16,127            548,525        11,792        651,549
Administrative expenses          182            196             584              9,762                       10,724
                         ------------    -----------    --------------    ------------    ----------    -----------
     Total deductions         43,212         32,271          16,711            558,287        11,792        662,273
                         ------------    -----------    --------------    ------------    ----------    -----------
     Net increase
       (decrease)             23,008         48,886         (92,953)            59,445         3,036         41,422
Net assets available
  for benefits:
  Beginning of year          180,044        175,055         162,285          3,042,922        79,017      3,639,323
                         ------------    -----------    --------------    ------------    ----------    -----------
  End of year               $203,052       $223,941        $ 69,332         $3,102,367      $82,053      $3,680,745
                         ------------    -----------    --------------    ------------    ----------    -----------
                         ------------    -----------    --------------    ------------    ----------    -----------